CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our report dated March 1, 2012, in this Form S-3 Registration Statement and related Prospectus of Medgenics Inc. for the registration of its common stock.

Haifa, Israel
July 18, 2012

Kost Forer Gabbay & Kasierer
Kost, Forer, Gabbay & Kasierer
A member of Ernst & Young Global